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                                                                     EXHIBIT 5.1


                          Opinion of Carol H. Forsyte


                                August 6, 1998

Motorola, Inc.
1303 E. Algonquin Road
Schaumburg, IL 60196

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-4 (the "Registration Statement") of Motorola, Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the sale of up to 1,979,098 shares of the Company's Common Stock, $3 par value (the "Shares"), which are to be issued in connection with the merger of Starfish Software, Inc. ("Starfish"), with and into SS Acquisition Corporation, a wholly-owned subsidiary of the Company pursuant to the Agreement and Plan of Merger dated as of July 1, 1998, as amended, by and among Starfish, the Company and SS Acquisition Corporation.

I have examined and am familiar with (i) the Company's Restated Certificate of Incorporation, as amended, (ii) its By-Laws, as amended, and (iii) the corporate proceedings relating to the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, the Shares have been validly and legally issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters." In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                               Very truly yours,

                               /s/ Carol Forsyte

                               Carol H. Forsyte
                               Senior Counsel,
                               Motorola, Inc.